Exhibit 99.1

QLT Inc.	887 Great Northern Way	t 604.707.7000
	Vancouver, BC Canada V5T 4T5	f 604.707.7001
www.qltinc.com
n e w s   r e l e a s e
QLT ANNOUNCES TSX APPROVAL OF SECOND YEAR OF TWO-YEAR SHARE REPURCHASE PROGRAM

For Immediate Release	May 8, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that the Toronto Stock Exchange has accepted notice of QLT’s intention to make a normal course issuer bid in the open market through the facilities of the Toronto Stock Exchange and/or the NASDAQ Stock Market. This is the second year of QLT’s normal course issuer bid which was originally approved by the Exchange and announced on May 2, 2005 and amended on December 13, 2005.
The notice provides that QLT may, during the period commencing May 10, 2006 and ending May 9, 2007, purchase for cancellation up to a maximum of 8,896,000 common shares without par value, being approximately 10% of the issued and outstanding common shares of QLT as at April 30, 2006, and representing approximately 10% of its public float. QLT previously announced that its Board of Directors approved an aggregate expenditure of up to US$100 million under this two-year share repurchase program which commenced in May 2005. Since May 2005, QLT has purchased an aggregate of 4,867,400 common shares at an aggregate purchase price of US$40.5 million and an average price per share of US$8.33. As a result, the amount of shares that may be repurchased from May 10, 2006 to May 9, 2007 is subject to a maximum aggregate expenditure by QLT of up to US$59.5 million.
The actual number of common shares which may be purchased and the timing of any such purchases will be determined by QLT. The price which QLT will pay for any such shares will be the market price at the time of acquisition. There were 89,504,456 common shares outstanding as at April 30, 2006.
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
The statements in this press release regarding QLT’s intention to commence a share repurchase program are “forward-looking statements” and “forward looking information” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factor that our intention to purchase our common shares may be impacted by market factors and our operating results, and by other factors described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.